Exhibit 99.1

FOR IMMEDIATE RELEASE

PERINI ANNOUNCES REDEMPTION OF REMAINING $2.125 DEPOSITARY
CONVERTIBLE EXCHANGEABLE PREFERRED SHARES

FRAMINGHAM – April 13, 2006 –Perini Corporation (NYSE: PCR; AMEX: PCR.PR) today announced that it would redeem all remaining outstanding $2.125 Depositary Convertible Exchangeable Preferred Shares at a price of $25.00 per share plus accrued and unpaid dividends to the date fixed for redemption. The Company fixed a redemption date of May 17, 2006, and has set aside funds for payment of the redemption price, including the accrued and unpaid dividends. As a result of the redemption, the holders of the Depositary Shares will not be eligible to elect directors at the 2006 Annual Meeting.

About Perini Corporation

Perini Corporation is a leading construction services company offering diversified general contracting, construction management and design-build services to private clients and government agencies throughout the world. We offer general contracting, pre-construction planning and comprehensive construction management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including sitework, concrete forming and placement and steel erection. We are known for our hospitality and gaming industry projects, sports and entertainment, educational, and healthcare facilities as well as large and complex civil construction projects.

Contact Information:

CCG Investor Relations
10960 Wilshire Boulevard, Suite 2050
Los Angeles, CA 90024
(310) 231-8600
Crocker Coulson, President

Perini Corporation
73 Mount Wayte Ave.
Framingham, MA 01701
(508) 628-2995
Michael Ciskey, Vice President &
  Chief Financial Officer

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